                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                   NYFIX, INC.
                         (f/k/a Trinitech Systems, Inc.)
                 ----------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                          -----------------------------
                         (Title of Class of Securities)

                                   896406-10-5
                                 --------------
                                 (CUSIP Number)

                             Edward B. Winslow, Esq.
                            Jacobs Persinger & Parker
             77 Water Street, New York, New York 10005 212-344-1866
           ----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                   May 7, 2001
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Jerome Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             1,360,600
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                    1,360,600
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     1,360,600 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               /X/
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Maxine Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             110,000
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                     110,000
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     110,000 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Matthew Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             90,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                     90,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     90,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     The Jerome Belson Foundation, f/k/a The Joseph Belsky
     Foundation
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     WC
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             310,200
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                     310,200
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---

-----------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     310,200 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.2%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Marjorie Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             31,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                     31,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     31,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Brianne Goldstein
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             2,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                      2,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     2,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.01%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Joshua Goldstein
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             2,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                      2,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     2,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.01%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Toby Goldstein
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             2,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                      2,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     2,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.01%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Jaclyn Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             2,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                      2,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     2,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.01%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                        SCHEDULE 13D

CUSIP No. 896406-10-5
-----------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Jonathan Belson
-----------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                (a) / /
     MEMBER OF A GROUP*                            (b) /X/

-----------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------
(4)  SOURCE OF FUNDS*

     PF
-----------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                  / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)

     Not applicable.
-----------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------
NUMBER OF SHARES     (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH             2,850
REPORTING PERSON     --------------------------------------
WITH                 (8)  SHARED VOTING POWER

                          ---
                     --------------------------------------
                     (9)  SOLE DISPOSITIVE POWER

                                      2,850
                     --------------------------------------
                     (10) SHARED DISPOSITIVE POWER

                          ---
-----------------------------------------------------------

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     2,850 shares
-----------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN               / /
     ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.01%
-----------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------

                         AMENDMENT NO. 2 TO SCHEDULE 13D

Schedule 13D is hereby amended as follows:

ITEM 2. IDENTITY AND BACKGROUND is hereby amended by adding to such Item the following:

The names and addresses of the persons filing this Schedule are:

Marjorie Belson is the daughter-in-law of Jerome and Maxine Belson. Her address is 315 Ocean Parkway -Apt. 1P, Brooklyn, NY 11218.

Brianne Goldstein is the daughter of Jerome and Maxine Belson. Her address is 22 A Putnam Green, Greenwich, CT 06830.

Joshua Goldstein is a grandson of Jerome and Maxine Belson. His address is 5516 South Robertson - Apt. A., New Orleans, LA 70115.

Toby Goldstein is a granddaughter of Jerome and Maxine Belson. Her address is 22 A Putnam Green, Greenwich, CT 06830.

Jaclyn Belson is a granddaughter of Jerome and Maxine Belson. Her address is 444 East 86th Street-Apt. 12G, New York, NY 10028.

Jonathan Belson is a grandson of Jerome and Maxine Belson. His address is 444 East 86th Street-Apt. 12G, New York, NY 10028.

Marjorie Belson, Brianne Goldstein, Joshua Goldstein, Toby Goldstein, Jaclyn Belson, and Jonathan Belson are United States citizens.

         This Item 2 is further amended by amending the address of Matthew Belson, whose current address is 140 Kane Street, Brooklyn, NY 11231

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION is hereby amended by adding to such Item the following:

"The aggregate purchase price of the 678,850 shares of the Common Stock of the Company purchased by Jerome Belson since January 8, 1999 (the date of Amendment No. 1 to Schedule 13D) including purchases during the 60 days prior to May 7, 2001 was $7,248,313.83, including brokerage commissions. Mr. Belson used his personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 125,900 shares of the Common Stock of the Company purchased by the Foundation since January 8, 1999 including purchases during the 60 days prior to May 7, 2001 was $3,102,604.35, including brokerage commissions, which funds were from the Foundation's capital.

The aggregate purchase price of the 42,500 shares of the Common Stock of the Company purchased by Maxine Belson since January 8, 1999 including purchases during the 60 days prior to May 7, 2001 was $880,565.90, including brokerage commissions. Mrs. Belson used her personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 4,500 shares of the Common Stock of the Company purchased by Matthew Belson since January 8, 1999 was $34,500.00, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Matthew Belson used his personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 10,468 shares of the Common Stock of the Company purchased by Marjorie Belson was $156,651.13, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Marjorie Belson used her personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 2,000 shares of the Common Stock of the Company purchased by Brianne Goldstein was $62,943.50, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Brianne Goldstein used her personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 2,000 shares of the Common Stock of the Company purchased by Joshua Goldstein was $45,527.25, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Joshua Goldstein used his personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 2,000 shares of the Common Stock of the Company purchased by Toby Goldstein was $46,171.00, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Toby Goldstein used her personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 2,000 shares of the Common Stock of the Company purchased by Jaclyn Belson was $45,121.00, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Jaclyn Belson used her personal funds to purchase such shares of Common Stock.

The aggregate purchase price of the 2,000 shares of the Common Stock of the Company purchased by Jonathan Belson was $48,656.18, including brokerage commissions (but excluding 850 shares received by gift from Jerome Belson on March 16, 2001 which were previously purchased by Mr. Belson at a cost of $4,993.75.) Jonathan Belson used his personal funds to purchase such shares of Common Stock."

ITEM 4. PURPOSE OF TRANSACTION.

          The purchases of the shares reported in this Schedule 13D were made for the purpose of making an investment in the Company. Consistent with such purpose, Jerome Belson has had and expects to continue to have discussions with management of the Company concerning the Company and the investment of persons making this filing therein. Jerome Belson may also engage in such discussions with other shareholders of the Company.

          The persons making this filing may, in the future, purchase additional shares of the Common Stock of the Company depending on the price of the shares and circumstances at the time such acquisitions, if any, are made. Alternatively, any of the persons making this filing may at any time determine to realize on such person's investment in the shares of Common Stock through the sale of the shares.

          The persons making this filing have no present plans or proposals to effect one or more of the transactions enumerated in paragraphs (b) to (j) of
ITEM 4 of Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER is hereby amended by adding to such Item the following:

"(a) As of the close of business on May 7, 2001, Jerome Belson, Maxine Belson, Matthew Belson, The Jerome Belson Foundation, Marjorie Belson, Brianne Goldstein, Joshua Goldstein, Toby Goldstein, Jaclyn Belson and Jonathan Belson beneficially owned 1,360,600, 110,000, 90,850, 310,200, 31,850, 2,850, 2,850,
2,850, 2,850, and 2,850 shares (as adjusted for stock splits), respectively, of the Company for an aggregate of 1,917,750 shares representing approximately 7.6% of the aggregate of the outstanding Common Stock of the Company (based on information from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which indicates 25,340,788 shares of Common Stock outstanding)."

"(b) Under the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act"), Jerome Belson may also be deemed to be a beneficial owner of the 310,200 shares of the Company owned by The Jerome Belson Foundation because Mr. Belson, in his capacity as president of the Foundation, might be deemed to have the power to dispose of and vote the shares of the Company owned by the Foundation. However, neither the filing of this statement nor any of its contents shall be deemed to construe an admission that Mr. Belson is the owner of the shares of the Company beneficially owned by the Foundation for purposes of Section 13(d) of the Act or for any other purpose."

"(c) During the 60 days preceding May 7, 2001, Jerome Belson purchased shares of the Common Stock of the Company as described below. All transactions were open market purchases made on the NASDAQ National Market.

DATE       SHARES PURCHASED                                PRICE PER SHARE
3/13/01           250                                         $24.7500
3/13/01           250                                          24.7500
3/13/01           250                                          24.8750
3/13/01           250                                          24.8750
3/13/01           100                                          25.4950
3/13/01           250                                          24.8750
3/13/01           250                                          24.8750
3/13/01           100                                          27.6875
3/13/01           150                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          27.8750
3/13/01           250                                          27.8130
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.0000
3/13/01           250                                          28.2500
3/13/01           500                                          28.2800
3/14/01           100                                          24.1200
3/14/01           150                                          24.3750
3/14/01           150                                          24.0000
3/14/01           150                                          23.8750
3/14/01           250                                          24.2500
3/14/01           250                                          24.0000
3/14/01           250                                          24.0000
3/14/01           100                                          24.1250
3/15/01           150                                          22.8930
3/15/01           200                                          22.8125
3/15/01           250                                          22.8750
3/15/01           150                                          22.8130
3/22/01           100                                          22.9375
3/22/01           100                                          23.0000
3/22/01           100                                          22.5000
3/22/01           100                                          22.6250
3/22/01           200                                          22.9375
3/22/01           200                                          22.9375
3/22/01           200                                          22.6875
3/22/01           200                                          22.6850
3/23/01           500                                          22.9620
3/23/01           100                                          22.8750
3/23/01           100                                          22.8750
3/23/01           100                                          22.8125


                                       27

3/23/01           100                                          22.8125
3/23/01           200                                          22.5625
3/23/01           200                                          22.8750
3/23/01           200                                          22.7500
3/23/01           100                                          22.8125
3/23/01           100                                          22.5625
3/23/01           100                                          22.6875
3/23/01           100                                          22.7500
3/23/01           100                                          22.2500
3/23/01           100                                          22.8125
3/23/01           100                                          22.8750
3/23/01           100                                          22.7500
3/23/01           100                                          22.1875
3/23/01           100                                          22.1875
3/23/01           100                                          22.2500
3/23/01           100                                          22.3125
3/23/01           100                                          22.6250
3/23/01           100                                          22.7500
3/26/01           100                                          22.3125
3/26/01           100                                          22.3700
3/26/01           500                                          22.3125
3/26/01           500                                          22.3125
3/26/01           500                                          22.2500
3/26/01           100                                          21.8750
3/26/01           100                                          22.6250
3/26/01           100                                          22.9375
3/26/01           100                                          22.6875
3/26/01           100                                          22.1875
3/26/01           100                                          22.0625
3/26/01           100                                          22.6250
3/27/01           100                                          23.8750
3/27/01           200                                          24.0000
3/27/01           300                                          24.0000
3/27/01           300                                          24.0400
3/27/01           100                                          23.8750
3/28/01           250                                          22.7500
3/28/01           250                                          22.6250
3/28/01           250                                          22.4860
3/28/01           300                                          22.0000
3/28/01           300                                          22.2500
3/28/01           150                                          22.2500
3/28/01           200                                          22.4375
3/28/01           200                                          21.7500
3/28/01           250                                          22.3750
3/28/01           100                                          23.1875
3/28/01           250                                          22.5630
3/28/01           250                                          22.5630


                                       28

3/28/01           100                                          22.1875
3/28/01           100                                          22.3750
3/28/01           100                                          22.4375
3/28/01           100                                          22.4375
3/28/01           100                                          22.6875
3/28/01           100                                          22.6875
3/28/01           100                                          22.5625
3/28/01           100                                          21.8125
3/28/01           100                                          21.7500
3/28/01           100                                          21.9375
3/28/01           100                                          21.8125
3/28/01           100                                          21.9375
3/28/01           100                                          22.1875
3/28/01           100                                          22.0625
3/28/01           250                                          22.6250
3/28/01           100                                          22.4375
3/28/01           100                                          22.0625
3/28/01           100                                          21.7500
3/28/01           100                                          22.1250
3/28/01           100                                          21.8750
3/28/01           100                                          21.8125
3/29/01           200                                          21.1850
3/29/01           200                                          21.2480
3/29/01           200                                          21.2480
3/29/01           200                                          20.8730
3/29/01           200                                          20.8730
3/29/01           200                                          20.8730
3/29/01           200                                          21.3100
3/29/01           200                                          21.2480
3/29/01           200                                          21.1850
3/29/01           200                                          21.3100
3/29/01           200                                          21.2480
3/29/01           200                                          21.1850
3/29/01           100                                          20.9950
3/29/01           100                                          22.9375
3/30/01           200                                          22.9375
3/30/01           100                                          22.9375
3/30/01           100                                          22.9375
3/30/01           100                                          22.8125
3/30/01           100                                          22.8750
3/30/01           100                                          22.9375
3/30/01           100                                          22.8750
3/30/01           500                                          22.1875
3/30/01           500                                          22.1875
3/30/01           500                                          22.4375
3/30/01           500                                          22.6875
3/30/01           600                                          21.8750


                                       29

3/30/01           300                                          22.4375
3/30/01           300                                          22.7500
3/30/01           300                                          22.9375
3/30/01           300                                          22.8750
3/30/01           300                                          22.8750
3/30/01           400                                          22.8750
3/30/01           500                                          21.9375
3/30/01           200                                          22.8750
3/30/01           200                                          22.8750
3/30/01           100                                          22.1875
3/30/01           200                                          22.8750
3/30/01           300                                          21.8125
3/30/01           300                                          22.4375
3/30/01           300                                          22.4375
3/30/01           200                                          22.4375
3/30/01           200                                          22.4375
3/30/01           200                                          22.5000
3/30/01           200                                          22.8750
3/30/01           200                                          22.6875
3/30/01           200                                          22.9375
3/30/01           200                                          22.8125
3/30/01           100                                          23.0580
3/30/01           200                                          21.8125
3/30/01           200                                          21.8125
3/30/01           200                                          21.8125
3/30/01           200                                          22.0000
3/30/01           200                                          22.0000
3/30/01           200                                          22.4375
4/2/01            200                                          22.4375
4/2/01            200                                          22.8880
4/2/01            200                                          22.0000
4/2/01            200                                          21.5000
4/2/01            200                                          22.5625
4/2/01            200                                          21.8750
4/2/01            200                                          22.3750
4/2/01            200                                          22.5000
4/2/01            200                                          22.5000
4/2/01            100                                          22.2500
4/2/01            100                                          22.8125
4/2/01            200                                          22.7500
4/2/01            200                                          22.6250
4/2/01            200                                          22.6875
4/2/01            200                                          22.7500
4/2/01            200                                          22.6250
4/2/01            100                                          23.1250
4/2/01            100                                          23.0000
4/2/01            100                                          22.1250


                                       30

4/2/01            100                                          22.0625
4/2/01            100                                          22.8125
4/2/01            100                                          22.8125
4/2/01            100                                          22.2500
4/2/01            100                                          22.3750
4/2/01            100                                          22.9375
4/2/01            100                                          22.7500
4/2/01            100                                          22.6250
4/2/01            100                                          22.6875
4/2/01            100                                          22.8750
4/2/01            100                                          23.0625
4/3/01            250                                          19.5000
4/3/01            300                                          19.3750
4/3/01            300                                          19.4375
4/3/01            400                                          19.5000
4/3/01            400                                          20.1000
4/3/01            500                                          20.0000
4/3/01            100                                          19.3750
4/3/01            200                                          19.3438
4/3/01            200                                          19.5000
4/3/01            200                                          19.8750
4/3/01            250                                          19.2500
4/3/01            250                                          19.2500
4/3/01            250                                          19.5000
4/3/01            250                                          19.5000
4/3/01            500                                          19.9375
4/3/01            100                                          19.4375
4/3/01            100                                          19.5000
4/3/01            100                                          19.8125
4/3/01            100                                          19.4375
4/3/01            100                                          20.0000
4/3/01            150                                          19.4380
4/4/01          5,000                                          18.7210
4/4/01            200                                          17.8125
4/4/01            200                                          17.5000
4/4/01            300                                          18.3750
4/4/01            400                                          18.3750
4/4/01            100                                          17.4375
4/4/01            100                                          17.6250
4/4/01            100                                          17.5625
4/4/01            100                                          17.5000
4/4/01            100                                          17.5000
4/4/01            100                                          18.2500
4/4/01            100                                          18.5880
4/4/01            100                                          17.5000
4/4/01            100                                          18.1875
4/4/01            100                                          18.1875


                                       31

4/4/01            100                                          18.1875
4/4/01            100                                          18.1560
4/4/01            100                                          17.4375
4/4/01            100                                          17.4375
4/5/01          2,500                                          19.2500
4/5/01          2,500                                          19.9400
4/5/01            500                                          18.9375
4/5/01            500                                          19.0000
4/5/01            250                                          19.0630
4/5/01            100                                          18.8750
4/5/01            150                                          19.0000
4/5/01            150                                          19.1000
4/5/01            250                                          19.0000
4/5/01            250                                          18.9380
4/5/01            100                                          18.9375
4/6/01            300                                          17.6250
4/6/01            250                                          17.8750
4/6/01            250                                          17.8750
4/6/01            100                                          17.5625
4/6/01             50                                          18.1750
4/9/01            250                                          16.8400
4/9/01            250                                          16.8700
4/9/01            150                                          17.0900
4/9/01            100                                          16.8900
4/9/01            100                                          16.8900
4/9/01            150                                          16.8400
4/9/01            100                                          16.8900
4/9/01            200                                          16.8000
4/9/01            200                                          16.8900
4/10/01           250                                          18.4900
4/10/01           250                                          18.4900
4/10/01           250                                          18.6400
4/10/01           500                                          18.4900
4/10/01           500                                          18.6400
4/10/01           500                                          19.0240
4/10/01           100                                          18.7800
4/11/01           100                                          20.0000
4/11/01           150                                          19.6800
4/11/01           150                                          19.9900
4/11/01           250                                          19.9900
4/11/01           500                                          20.0000
4/11/01           500                                          20.0400
4/11/01           500                                          20.0000
4/11/01           500                                          20.0640
4/12/01           500                                          20.8300
4/12/01           500                                          20.4200
4/12/01           500                                          20.4200


                                       32

4/12/01           500                                          20.2500
4/12/01           500                                          20.4440
4/12/01           500                                          19.3900
4/16/01           500                                          20.0000
4/16/01           500                                          20.2400
4/16/01           500                                          20.1200
4/16/01           500                                          20.1540
4/16/01           500                                          20.0000
4/17/01         3,000                                          20.8410
4/17/01           500                                          20.8300
4/17/01           500                                          20.8300
4/17/01           500                                          20.8400
4/17/01           500                                          20.8500
4/17/01           500                                          20.8940
4/17/01           500                                          20.8000
4/18/01           200                                          22.2700
4/18/01           300                                          22.2800
4/18/01           400                                          23.0000
4/18/01           100                                          22.6600
4/18/01           500                                          22.2800
4/18/01           500                                          22.6600
4/18/01           500                                          22.2600
4/18/01           500                                          23.0240
4/18/01           500                                          22.9500
4/18/01           500                                          22.8500
4/18/01           500                                          22.8500
4/18/01           500                                          22.9800
4/18/01           100                                          23.1000
4/18/01           500                                          22.9800
4/18/01           500                                          22.9800
4/20/01           600                                          21.8000
4/20/01           500                                          22.2500
4/20/01           500                                          22.3800
4/20/01           500                                          22.4500
4/20/01           500                                          22.4500
4/20/01           500                                          22.5000
4/20/01           500                                          22.8540
4/20/01           500                                          22.8300
4/20/01           400                                          22.5500
4/20/01           400                                          22.8300
4/20/01           500                                          21.6100
4/20/01           500                                          22.0800
4/20/01           500                                          22.1000
4/20/01           500                                          22.2400
4/20/01           100                                          21.9500
4/20/01           500                                          22.2500
4/20/01           100                                          22.8100


                                       33

4/20/01           100                                          22.6300
4/20/01           200                                          22.5200
4/20/01           300                                          22.2500
4/20/01           300                                          22.6000
4/20/01           400                                          21.6900
4/23/01           500                                          22.2500
4/23/01           100                                          22.2700
4/23/01           500                                          22.2500
4/23/01           500                                          22.3400
4/23/01           500                                          22.2500
4/23/01           400                                          22.3700
4/23/01           500                                          21.8700
4/23/01           500                                          21.8700
4/23/01           500                                          21.8700
4/23/01           500                                          21.8700
4/23/01           500                                          22.2700
4/24/01           300                                          22.6800
4/24/01           500                                          22.3000
4/24/01           500                                          22.2800
4/24/01           500                                          22.7120
4/24/01           500                                          23.0240
4/24/01           500                                          23.0000
4/24/01           500                                          23.0000
4/24/01           200                                          22.7100
4/25/01           500                                          22.9800
4/25/01           500                                          23.0800
4/25/01           500                                          23.1040
4/25/01           500                                          23.0800
4/25/01           500                                          23.0400
4/26/01           400                                          23.1200
4/26/01           500                                          22.9400
4/26/01           500                                          23.0000
4/26/01           500                                          23.0000
4/26/01           500                                          23.0900
4/26/01           100                                          23.0000
4/27/01           500                                          23.9000
4/27/01           100                                          24.1800
4/27/01           200                                          24.2300
4/27/01           400                                          23.9000
4/27/01           500                                          23.6700
4/27/01           500                                          23.6700
4/27/01           100                                          24.3200
4/30/01           200                                          24.5700
4/30/01           200                                          24.5100
4/30/01           300                                          24.5200
4/30/01           500                                          24.5600
4/30/01           500                                          24.5100


                                       34

4/30/01           500                                          24.5700
4/30/01           500                                          24.5700
4/30/01           500                                          24.5940
5/1/01            500                                          24.7500
5/1/01            500                                          24.7500
5/1/01            500                                          24.6900
5/1/01            500                                          24.9100
5/1/01            500                                          24.7500
5/2/01            500                                          25.2300
5/2/01            500                                          25.4500
5/2/01            500                                          25.5000
5/2/01            500                                          25.5000
5/2/01            500                                          25.3700
5/3/01            500                                          24.8500
5/3/01            500                                          24.8500
5/3/01            500                                          24.8800
5/3/01            500                                          25.2800
5/3/01            500                                          24.9900
5/3/01            500                                          24.8500
5/3/01            500                                          25.0000
5/3/01            500                                          25.0000
5/3/01            500                                          25.2800
5/3/01            100                                          24.9900
5/3/01            400                                          25.2400
5/4/01            500                                          24.6900
5/4/01            500                                          24.8300
5/4/01            500                                          24.5000
5/4/01            500                                          24.8300
5/4/01            500                                          24.8300
5/4/01            500                                          24.7200
5/4/01            500                                          24.3700

         During the 60 days preceding May 7, 2001, The Jerome Belson Foundation purchased shares of the Common Stock of the Company as described below. All transactions were open market purchases made on the NASDAQ National Market.

DATE       SHARES PURCHASED                                PRICE PER SHARE
3/9/01            200                                         $26.8750
3/9/01            200                                          26.9375
3/9/01            200                                          27.7500
3/9/01            200                                          27.7500
3/9/01            200                                          27.8250
3/9/01            250                                          27.5630
3/9/01            250                                          27.5630


                                       35

3/9/01            100                                          27.4375
3/9/01            200                                          27.0000
3/9/01            200                                          26.7500
3/9/01            200                                          26.6875
3/9/01            200                                          26.7500
3/9/01            200                                          26.8125
3/9/01            200                                          26.8125
3/9/01            200                                          27.4375
3/9/01            200                                          27.4375
3/9/01            200                                          27.4375
3/9/01            200                                          27.4375
3/9/01            200                                          27.3750
3/9/01            200                                          27.1250
3/9/01            200                                          27.1250
3/9/01            200                                          27.0000
3/9/01            100                                          27.3750
3/9/01            100                                          26.7500
3/9/01            100                                          27.2500
3/9/01            100                                          27.5625
3/9/01            100                                          27.5625
3/9/01            100                                          27.8750
3/16/01           600                                          22.1250
3/16/01           600                                          22.2500
3/16/01           200                                          22.2500
3/16/01           100                                          22.2500
3/16/01           200                                          22.2500
3/16/01           300                                          22.1250
3/16/01           300                                          22.0625
3/16/01           600                                          22.1250
3/16/01           600                                          22.1250
3/16/01           200                                          22.0625
3/16/01           100                                          22.1250
3/16/01           100                                          22.6500
3/16/01           100                                          22.2500
3/16/01           200                                          21.8750
3/16/01           200                                          21.8750
3/16/01           200                                          21.8750
3/19/01           100                                          20.9375
3/19/01           100                                          21.4375
3/19/01           100                                          21.5250
3/19/01           100                                          21.0625
3/20/01           100                                          24.1875
3/20/01           100                                          23.4375
3/20/01           100                                          23.0625
3/20/01           100                                          22.7500
3/20/01           100                                          22.6875
3/20/01           100                                          22.9000


                                       36

3/20/01           100                                          24.0000
3/21/01           100                                          22.6250
3/21/01           100                                          22.6250
3/21/01           100                                          22.6250
3/21/01           100                                          22.7750
3/21/01           100                                          22.6875
3/22/01           200                                          21.6250
3/22/01           200                                          23.0130
3/22/01           200                                          21.1250
3/22/01           200                                          21.1250
3/22/01           200                                          22.4375
3/22/01           200                                          22.9375
3/22/01           200                                          22.9375
3/22/01           200                                          23.1250
3/22/01           200                                          23.1250
3/22/01           200                                          20.3750
3/22/01           200                                          20.5625
3/22/01           200                                          20.6250
3/22/01           200                                          20.7500
3/22/01           100                                          21.6875
3/22/01           200                                          21.1250
3/22/01           200                                          21.1250
3/22/01           200                                          20.7500
3/22/01           100                                          21.2500
3/22/01           100                                          21.2500
3/22/01           100                                          22.2500
3/22/01           100                                          22.0000
3/22/01           100                                          22.1875
3/22/01           200                                          20.0625

        During the 60 days preceding May 7, 2001, Maxine Belson purchased shares of the Common Stock of the Company as described below. All transactions were open market purchases made on the NASDAQ National Market.

DATE       SHARES PURCHASED                        PRICE PER SHARE
3/15/01           200                                $22.8750
3/15/01           200                                 23.0000
3/15/01           200                                 23.0000
3/15/01           200                                 23.0000
3/15/01           200                                 22.8125
3/15/01           100                                 23.2500
3/15/01           100                                 22.9375
3/15/01           100                                 23.2500
3/15/01           100                                 22.4630
3/15/01           100                                 23.0625


                                       37

3/15/01           200                                 22.8750
3/16/01           200                                 22.4375
3/16/01           200                                 22.5000
3/16/01           200                                 21.9980
3/16/01           200                                 22.1875
3/16/01           200                                 22.3750
3/16/01           400                                 21.8750
3/16/01           400                                 22.0000
3/16/01           200                                 22.1875
3/16/01           200                                 22.0000
3/16/01           200                                 21.8750
3/16/01           200                                 21.8750
3/16/01           200                                 21.8750
3/16/01           200                                 21.6875
3/16/01           100                                 21.5000
3/16/01           200                                 22.6380

       On March 16, 2001, Jerome Belson gifted an aggregate of 7,200 shares of Common Stock to a number of individuals including the following persons: Matthew Belson, Marjorie Belson, Brianne Goldstein, Joshua Goldstein, Toby Goldstein, Jaclyn Belson and Jonathan Belson.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2001


                              /s/ Jerome Belson
                              ----------------------------
                              Jerome Belson


                              /s/ Maxine Belson
                              ----------------------------
                              Maxine Belson


                              /s/ Matthew Belson
                              ----------------------------
                              Matthew Belson


                              The Jerome Belson Foundation


                              By: /s/ Jerome Belson
                                 -------------------------
                                 Jerome Belson, President


                              /s/ Margorie Belson
                              ----------------------------
                              Marjorie Belson


                             /s/ Brianne Goldstein
                             -----------------------------
                             Brianne Goldstein


                             /s/ Joshua Golstein
                             ----------------------------
                             Joshua Goldstein

                             /s/ Toby Goldstein
                             ----------------------------
                             Toby Goldstein


                            /s/ Jaclyn Belson
                            -----------------------------
                            Jaclyn Belson


                            /s/ Jonathan Belson
                            -----------------------------
                            Jonathan Belson